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                                                                         Exhibit

                              MINUTES OF A MEETING

                                       OF

                             THE BOARD OF DIRECTORS

                                       OF

                             SURGE COMPONENTS., INC.

                  A special meeting (the "Meeting") of the Board of Directors of Surge Components, Inc. (the "Company") was held on September 26, 2000 at the Club 101, 101 Park Avenue, at approximately 10:30 a.m., New York time. Present were:
                        Adam Epstein
                        Ira Levy
                        Steven J. Lubman
                        David Siegel
                        Mark Siegel, constituting the entire Board of Directors.

     Also present at the invitation of the Board was Elliot H. Lutzker of Snow Becker Krauss P.C. and David Andersen of Bryan Cave LLP. Ira Levy acted as Chairman of the Meeting and Elliot H. Lutzker acted as Secretary of the Meeting.

     The Chairman stated that the only item on the agenda for the Meeting was a general discussion of the upcoming Special Meeting of Shareholders of the Company, and amending the bylaws of the corporation so as to permit a quorum of one-third of all outstanding shares.

     After a brief discussion, upon motion duly made, seconded and unanimously approved, it was

                  RESOLVED, that the first sentence of Section 5 of the by-laws, titled "Quorum" be, and the same hereby is amended to be and read as follows:

                           "SECTION 5. Quorum. At all meetings of the shareholders, the holders of one-third of the shares of the Corporation issued and outstanding and entitled to vote thereat shall be present in person or by proxy to constitute a


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                           quorum for the transaction of business, except as
                           otherwise provided by statute."

         And be it further

                  RESOLVED, that all references in the By-laws of the Corporation, as amended to date, be, and the same hereby are, amended so as to provide that attendance, in person or by proxy of only one-third of all outstanding shares of the Corporation be necessary in order to constitute a quorum, as is consistent with the above stated language.

                  There being no further business to come before the Meeting, after motion duly made and seconded, the Meeting was adjourned at 10:40 a.m.

                  Witness our signatures this 26th day of September 2000

                                     /s/Adam Epstein
                                     ---------------
                                     Adam Epstein, Chairman

                                     /s/Elliot H. Lutzker
                                     --------------------
                                     Elliot H. Lutzker, Secretary of the Meeting